LAW OFFICE OF
APPLBAUM & ZOUVAS LLP
phone (619) 688-1715      925 Hotel Circle South      fax (619) 688-1716
San Diego CA 92108

November 2, 2006

Board of Directors
Baoshinn Corporation
A-B 8/F Hart Avenue
Tsimushatsui
Kowloon, Hong Kong

Re:          Registration Statement on Form SB-2

Gentlemen:

We have acted as special counsel to Baoshinn Corporation, a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the registration for resale of a total of 2,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) all as set forth in the Registration Statement. At your request this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

We have examined the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents, and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon the certificates of public officials and of officers and representatives of the Company.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, fully paid for and non-assessable. The common stock to be sold under this Form SB-2 Registration Statement is likewise legal under the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock is issued it will be duly authorized, fully paid for and non-assessable.

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We do not express any opinion herein concerning any law other than the Nevada General Corporation Law and the federal securities law of the United States. Nevada Corporation Law includes the statutory provisions and also all applicable provisions of the Nevada Constitution and any reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof.

Very truly yours,

By:	/s/ Luke C. Zouvas, Esq.
Luke C. Zouvas, Esq.
Partner

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